EXHIBIT 5.1

May 13, 2024

The Office of the Secretary

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Expeditors International of Washington, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

I am acting as counsel for Expeditors International of Washington, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 4,000,000 shares of common stock, $.01 par value per share (the “Common Shares”), that are reserved for issuance pursuant to the Amended and Restated Expeditors International of Washington, Inc. 2002 Employee Stock Purchase Plan (the “Plan”).

In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, I am of the opinion that the Common Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

My opinions expressed above are limited to the laws of the State of Washington.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the reference to me in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ JEFFREY F. DICKERMAN

Jeffrey F. Dickerman

Senior Vice President, General Counsel & Corporate Secretary